EXHIBIT 23.2



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Westfield Financial, Inc.'s Registration Statement Nos. 333-73132 and 333-98903 on Forms S-8 of our report dated March 10, 2004 relating to the consolidated financial statements of Westfield Financial Inc. and subsidiaries as of December 31, 2003 and for each of the two years in the period ended December 31, 2003 appearing in this Annual Report on Form 10-K of Westfield Financial Inc. for the year ended December 31, 2004.


/s/ Deloitte & Touche LLP
Hartford, Connecticut
March 10, 2005